EXHIBIT 10.5

CHARMING SHOPPES, INC.
2003 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
(A Subplan under the 2010 Stock Award and Incentive Plan)

Restricted Share Units Agreement – Share Settled

Agreement (the "Agreement") dated as of ______________________ (the "Grant Date") between Charming Shoppes, Inc. (the "Company") and _____________________ ("Participant").

The Company hereby confirms the grant, under Section 6(b) of the 2003 Non-Employee Directors Compensation Plan, as amended  (the “Subplan”), a subplan implementing the 2010 Stock Award and Incentive Plan  (the “2010 Plan” and, together with the Subplan, the “Plans”), on the Grant Date, of _________________ Restricted Share Units ("RSUs").  The RSUs are Share-Settled RSUs and are subject to the terms and conditions of the Plans and the provisions of this Agreement, including the Terms and Conditions of RSUs which are included as part of this Agreement.

Subject to the terms and conditions of the Plans and this Agreement, each RSU represents the right to receive one Share of the Company's Common Stock at the applicable settlement date under Section 4 of this Agreement (which may include deferred settlement upon an elective deferral).  RSUs are subject to a risk of forfeiture and other conditions during the period from the Grant Date to the vesting date (the "Restricted Period"; an elective deferral will not extend the risk of forfeiture).  RSUs will vest on June 1, 2012, subject to earlier vesting as specified in Section 6(b) of the Subplan.

By accepting this grant of RSUs, Participant agrees to be bound by all the terms and provisions of the Agreement and the Plans (as presently in effect or hereafter amended), and by all decisions and determinations of the Board or the Administrator of the Subplan.  Participant acknowledges and agrees that, until the end of the applicable Restricted Period, RSUs will be forfeitable, and until settlement the RSUs will be  nontransferable as provided in Section 13(a) of the Subplan, and that sales of Shares after settlement will be subject to the Company's policies regulating trading by directors and affiliates as may then be in effect.

CHARMING SHOPPES, INC.

By: ___________________________________
Colin D. Stern
Executive Vice President

PARTICIPANT

___________________________________

Term and Conditions

of RSUs

1.  Incorporation of Plans by Reference.

The RSUs have been granted to Participant under the 2010 Plan and the Subplan, a copy of each of which has been previously provided to Participant (copies are available upon request to the Company's Secretary).  All of the terms, conditions, and other provisions of the Plans are hereby incorporated by reference into this Agreement.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plans.  If there is any conflict between the provisions of this Agreement and the provisions of the Plans, the provisions of the Plans shall govern.

2.  Participant's Account.

RSUs are bookkeeping units, and do not constitute ownership of Shares or any other equity security.  The Company shall maintain an Account for Participant reflecting the number of RSUs then credited to Participant hereunder as a result of this grant of RSUs and any crediting of additional RSUs to Participant pursuant to payments equivalent to dividends paid on Shares under Sections 6(c) and 9(a) of the Subplan ("Dividend Equivalents").

3. Risk of Forfeiture; Non-Transferability; Insider Trading Policy

(a)           Risk of Forfeiture.  The risk of forfeiture of the RSUs is specified in Section 6(b)(ii) of the Subplan.  The portion of RSUs that would be forfeited upon Participant's voluntary termination of service on December 31 of the year of grant and the portion of RSUs that would not be so forfeited each shall be deemed a separate payment for purposes of Code Section 409A.

(b)           Nontransferability.  The RSUs are non-transferable and subject to the other terms specified in Section 13(a) of the Subplan.

(c)           Insider Trading Policy.  After settlement of RSUs and delivery of Shares under Section 4, Participant will be subject to restrictions on selling such Shares or otherwise disposing of them under the Company's policies regulating trading by directors and affiliates, as such policies may then be in effect.  Such policies may restrict the times at which such Shares may be sold or otherwise restrict such sales.

4.  Settlement.

(a)             Generally.  RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents under Sections 6(c) and 9(a) of the Subplan, shall be settled by delivery of Shares in accordance with the Subplan.  Settlement of each RSU granted hereunder shall occur as provided under Section 6(e) of the Subplan (but in no event more than 30 days after the applicable vesting date), except that settlement shall be deferred in accordance with Section 6(e) of the Subplan if Participant has filed a valid "Election Form -- For Deferral of Restricted Stock Units" (the “Election Form”) until the deferred settlement date specified in the Election form or at such other settlement date as may be applicable under the Subplan.  The Election Form must be filed by December 31 of the year preceding the year of grant or otherwise as permitted under Section 6(e)(ii) of the Subplan.  Any elective deferral shall be subject to Section 409A of the Internal Revenue Code, and the terms of the RSUs and deferral shall conform to the requirements thereunder in all respects.  If an election to defer does not meet the requirements of Section 409A, it shall be ineffective hereunder and shall be disregarded.

(b)           Delivery of Shares.  The Company may make delivery of Shares by either delivering one or more certificates representing such Shares to the Participant, registered in the name of the Participant (and any joint name, if so directed by the Participant), or by depositing such Shares into an account maintained for the Participant (or of which the Participant is a joint owner, with the consent of the Participant).  If the Company determines to settle RSUs by making a deposit of Shares into such an account, the Company may settle any fractional Share resulting from RSUs by means of such deposit.  In other circumstances or if so determined by the Company, the Company shall instead pay cash in lieu of fractional Shares, on such basis as the Administrator may determine.  In no event will the Company in fact issue fractional Shares.

(c)           Effect of Settlement.  Upon settlement of the RSUs, all obligations of the Company in respect of such RSUs shall be terminated.

5.  Miscellaneous.

This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties.  This Agreement (including the Plans and any Election Form) constitutes the entire agreement between the parties with respect to the RSUs granted hereby, and supersedes any prior agreements or documents with respect to such RSUs.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially and adversely affect the rights of Participant with respect to the RSUs shall be binding upon the party so affected unless such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the party so affected.